SCHEDULE 14A INFORMATION

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RF MONOLITHICS, INC.

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RF MONOLITHICS, INC.

4441 SIGMA ROAD

DALLAS, TEXAS 75244

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your board of directors and management, you are invited to attend the 2008 annual meeting of stockholders of RF Monolithics, Inc. Our meeting will be held on Wednesday, January 16, 2008, beginning at 8:30 a.m., local time, at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. Stockholders will be asked to consider the following matters at the meeting, which are described in the accompanying proxy statement:

1.	To elect directors to serve until the next annual meeting or until their successors are elected and have qualified, or until a director’s earlier death, resignation or removal;

2.	To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008; and

3.	To transact any other business that may properly be presented at the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at this meeting if you were a stockholder of record at the close of business on December 6, 2007.

By Order of the Board of Directors,

/s/ James P. Farley James P. Farley
Secretary

Dallas, Texas

December 17, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT

Date, Time and Location of Annual Meeting of Stockholders

The enclosed proxy is solicited on behalf of the board of directors, or Board, of RF Monolithics, Inc., or the Company, we or us, in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Wednesday, January 16, 2008, beginning at 8:30 a.m., local time, or at any adjournment or postponement of the meeting. Our annual meeting will be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285. We are mailing this proxy statement and accompanying proxy card to stockholders beginning December 17, 2007.

Proposals to be Voted on and Voting Recommendations

The proposals scheduled to be voted on at the meeting are (a) to elect directors to serve until the next annual meeting or until their successors are elected, and (b) to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the next fiscal year. Our Board recommends that you vote your shares “FOR” each of the nominees to the Board described in Proposal No. 1 and “FOR” the selection of McGladrey & Pullen, LLP as described in Proposal No. 2.

Costs of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished by us to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to beneficial owners of common stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for those services.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on December 6, 2007, the record date, are entitled to notice of and to vote at the annual meeting. As of the record date, we had 9,399,508 shares of common stock outstanding. You are entitled to one vote for each share owned on the record date upon all matters to be considered at the meeting.

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes that indicate a vote for one or more of the proposals will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter because stock exchange regulations require the brokers to have specific voting instructions from the beneficial owners for the shares to be voted and such instructions have not been received.

Election of Directors: Directors are elected by a plurality of the votes cast at the meeting and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Cumulative voting is not permitted.

Approval of Independent Registered Public Accounting Firm: This matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes that do not indicate a vote for one or more of the proposals do not affect the outcome and abstentions have the effect of negative votes.

Revocability of Proxies

You may revoke your proxy at any time before it is voted by filing a written notice of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive office, 4441 Sigma Road, Dallas, Texas 75244, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

Stockholder proposals can be eligible for inclusion in our 2009 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, James P. Farley, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive each such stockholder proposal no later than August 19, 2008 for it to be considered for inclusion in our 2009 proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Board of Directors will review all stockholder proposals.

Alternatively, if a stockholder does not want to submit a proposal for the 2009 annual meeting in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which we first mailed our proxy materials for the 2008 annual meeting, unless the date of the 2008 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2007 annual meeting. For our 2009 annual meeting, we must receive such proposals and nominations no earlier than August 19, 2008 and no later than November 2, 2008. If the date of the 2009 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2008 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2009 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Corporate Secretary via mail directed to James P. Farley, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

PROPOSALS BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

There are five nominees for positions as members of the Board presently authorized. Your proxy cannot be voted for a greater number of persons than the number of nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until the director’s earlier death, resignation or removal. Each nominee listed below is currently serving as a director. The independence of each nominee is discussed under the heading “The Board of Directors.”

Shares represented by executed proxies will be voted for the election of the five nominees named below, unless authority to do so is withheld. If any nominee is unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee proposed by management. Each nominee has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and certain information about them are set forth below:

NAME	AGE	PRINCIPAL OCCUPATION/ POSITION HELD
David M. Kirk	47	Our President and Chief Executive Officer
Michael R. Bernique	63	Our Chairman of the Board
Dean C. Campbell	57	Former General Partner, Campbell Venture Management
Francis J. Hughes, Jr.	57	President, American Research and Development
William L. Eversole	55	President and Chief Executive Officer, Bandspeed, Inc.

David M. Kirk has served on our Board since November 1999. In November 1999, Mr. Kirk was also elected as our President and Chief Executive Officer. From May 1998 until November 1999, Mr. Kirk served as our Vice President, Marketing. Prior to joining us, Mr. Kirk served as Director of Marketing of Murata Electronics North America, Inc., an electronics component company, from June 1995 to May 1998. Mr. Kirk has a B.S.E.E. from Clemson University.

Michael R. Bernique has served on our Board since October 1997 and as Chairman of the Board since November 1999. Mr. Bernique also served as Chairman of the Board of TelOptica, Inc., a developer of software that helps companies design and optimize fiber-optic telecommunications networks, from January 2003 until July 2004. Prior to January 1, 2003, Mr. Bernique served as President and Chief Executive Officer of TelOptica, Inc. From 1999 to 2003, Mr. Bernique served as a director of CPS Technologies Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. Mr. Bernique served as President of Satellite Data Networks Group for Next Level Systems, Inc., a telecommunications company, in 1996 and 1997. From 1993 to 1995, Mr. Bernique served as Sr. Vice President, North American Sales and Service at DSC Communications, or DSC, a telecommunications company, and from 1992 to 1993 he served as Vice President and General Manager of the Transmission Products Division of DSC.

Dean C. Campbell has served on our Board since May 1989. From 1982 to December 2000, Mr. Campbell was the Managing General Partner of Campbell Venture Management, a venture capital fund. From 1989 to 1999, Mr. Campbell served as a director of Texas Micro Inc. (formerly known as Sequoia Systems), a manufacturer of ruggedized systems, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999. From 1989 to 1998, Mr. Campbell served as a director of Telco Systems, Inc., a manufacturer of telecommunications devices.

William L. Eversole joined our Board in February 2006. He is President and Chief Executive Officer of Bandspeed, Inc., a provider of combined silicon-software enterprise Wi-Fi solutions. Prior to joining Bandspeed,

Mr. Eversole served as President and Chief Operating Officer of Quellan, Inc., a semiconductor company that develops high-speed integrated circuits for communications equipment. Prior to joining Quellan, Inc., he was with Texas Instruments from 1973 to 2002, where he rose from design engineer to become general manager of the Worldwide DSL Business in the Broadband Communications Group. Mr. Eversole has a B.S.E.E. from the University of Tennessee and Masters and Doctorate degrees in electrical engineering from Southern Methodist University.

Francis J. Hughes, Jr. has served on our Board since 1983. Mr. Hughes joined American Research & Development, a private venture capital firm, in January 1982, became Chief Operating Officer in November 1990 and President in June 1992. Mr. Hughes also serves as a director of CPS Technologies Corporation, a manufacturer of advanced metal-matrix composites and ceramic components. He has been a general partner of four American Research & Development venture capital funds, as well as a general partner of Hospitality Technology Funds, L.P. He is also a partner of Egan-Managed Capital, a private venture capital firm which he co-founded in 1997. He served as Chairman of the Board of Texas Micro Inc. (formerly known as Sequoia Systems), a manufacturer of ruggedized computers, acquired by RadiSys Corporation, a designer and manufacturer of embedded computer solutions, in August 1999.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH

DIRECTOR NOMINEE NAMED ABOVE.

***

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SELECTION

The Audit Committee has selected McGladrey & Pullen, LLP, or McGladrey, as our independent registered public accounting firm for the fiscal year ending August 31, 2008, and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting.

Representatives of McGladrey are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee is responsible for pre-approving all audit and non-audit services provided by the independent registered public accounting firm and may not engage the independent registered public accounting firm to provide the specific non-audit services proscribed by law or regulations. As a result, all services provided by the independent registered public accounting firm described below were pre-approved.

During the fiscal years ended August 31, 2007 and 2006, fees billed to us by McGladrey were as follows:

	2007	2006
Audit Fees. Fees for services necessary to perform the annual audit and review of Securities and Exchange Commission, or the SEC, filings.	$144,500	$109,000
Audit-Related Fees. Fees for consultation concerning financial accounting and reporting standards in 2006 and acquisition related consulting in 2007.	43,142	2,654
Tax Fees. No tax fees were billed by McGladrey during the years ended August 31, 2006 and 2007.	0	0
All Other Fees. Fees for audit of 401(k) Plan	15,000	14,064

Totals	$202,642	$125,718

Stockholder ratification of the selection of McGladrey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of McGladrey to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that the change would be in our best interests and in the best interests of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program

Compensation Program Objectives and Philosophy

The objectives of the Company’s executive compensation program are:

1.	To recruit and retain qualified executives.

2.	To motivate executives to achieve established performance goals.

3.	To align the financial interests of the executives with those of the Company’s stockholders by delivering a portion of total compensation that is dependent on the Company’s performance and increased stockholder value.

The products and systems that we design, manufacture and sell face strong competition within the wireless solutions and wireless components markets including from competitors that are much larger and have greater resources than we have. Our products are sold into markets undergoing rapid technology changes which often results in short product life cycles.

We believe that we need qualified executives who are capable of independent thinking and responsible decision making in order to compete in the markets we serve. We believe the competition for qualified executives, including the Chief Executive Officer, Chief Financial Officer and other executive officers identified in the Summary Compensation Table, who we refer to collectively as the Named Executive Officers, is extremely strong in the wireless solutions and wireless components markets. To attract and retain highly qualified employees, we maintain an overall compensation package that is competitive with those offered by our peer companies.

We believe strongly that focusing on the management team as a group, including the Named Executive Officers, results in greater long-term success, and we condition all performance-based awards on common team or corporate criteria, except that a substantial portion of the compensation of our Vice President, Sales is sales incentive-based.

Compensation Decision Making Process

Role of Compensation Committee and Executives in Establishing Compensation

The Compensation Committee, which is referred to in this section as the Committee, is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers). The Committee is responsible for ensuring that the executive officers of the Company are compensated in a manner consistent with the Company’s executive compensation objectives and philosophy described above.

The Committee annually establishes the compensation for the Chief Executive Officer, Mr. Kirk, who recommends to the Committee the compensation for the other members of the executive management team, including the other Named Executive Officers, for the Committee’s review, modification and approval. Mr. Kirk attended the majority of the Committee’s meetings during fiscal 2007, but did not participate in any portion of any meeting where his own compensation was being determined.

Although the Committee has the authority under its charter to engage advisors such as compensation consultants, it did not use the services of a compensation consultant or other advisors in fiscal 2007. For fiscal 2007, the Committee received the assistance of Mr. Kirk, and our Human Resource Department and Finance Department personnel who provided relevant compensation reports that included the value of all compensation to be paid to each of the Named Executive Officers and comparative pay practices.

Factors Considered in Making Compensation Decisions

The Company considered the following factors in coming to decisions regarding executive compensation for the Named Executive Officers in fiscal 2007:

Use of Industry Comparative Data; Market Competitiveness. We operate in a highly competitive industry in which retention of qualified personnel is a critical factor in operating a successful business. As such, we try to understand as much as possible about the total compensation levels and practices at other companies in our industry. However, determining the relevant companies to use for such comparative purposes is not a simple task. Many of our competitors are divisions of much larger companies, and it is difficult to gain useful information about the specific executive positions comparable to those of our executives.

For fiscal 2007, we relied upon the American Electronics Association (AeA) survey program data for the electronics industry to determine a peer group. We developed a peer group based on industry, revenue, number of employees, and geographic region. The companies that compose our peer group are comparably sized semiconductor companies located in the south central region of the United States. Our peer group includes approximately 100 such companies. We used this peer group for comparative purposes in evaluating and setting compensation levels and practices for our executive management team, including the Named Executive Officers.

For fiscal 2007, the compensation components that we evaluated with respect to our peer group executive officers were base salaries and target bonuses for which data was available in the AeA survey program. This data provided us with visibility as to how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and with respect to total compensation. We used this data to review base salaries for each Named Executive Officer. From information available in the survey, and with the assistance of the Human Resource Department, mid-range base salary grades were established for executive positions. From this data, an average base salary range for each Named Executive Officer was established. It was determined that base salaries for the Named Executive Officers were in the aggregate 14% percent below the mid-point of the peer group. We believe a relatively large amount of compensation should be performance based. Therefore, we have instituted a relatively large incentive compensation program that is targeted at 40% of base pay for the Named Executive Officers. If the total cash incentive that each Named Executive Officer was eligible to earn were earned, the total compensation package, on average, would be twenty-one (21) percent above the mid-point total compensation package of the peer group.

Company Performance. For quarterly cash and stock incentive compensation, the Committee evaluated the Company’s overall operating performance during each quarter and the achievements of the Named Executive Officers with respect to the existing incentive. The Committee evaluated the relative components of the incentive compensation program, based on priorities at the time. The Committee also evaluated the Company’s performance on its ability to pay salary increases and other forms of compensation, in relation to earnings and cash flow. Sometimes the Committee has determined, as it did in fiscal year 2007, that short-term performance overrides other compensation objectives.

Individual Performance. In the past, the Committee has reviewed and evaluated the individual performance of the Named Executive Officers and their contributions toward the Company’s performance goals and other objectives as established by the Board and the Committee. These individual performance evaluations generally included a subjective evaluation of each Named Executive Officer’s (a) vision and strategy with respect to his individual business responsibilities, (b) energy level and ability to motivate and influence others and (c) execution of assigned tasks. As discussed below, the Committee did not consider individual performances as part of its evaluation of the Named Executive Officers in fiscal 2007.

Mix of Current and Long-Term Compensation. The Committee considered the benefits of long-term compensation. Because the successful operation of the Company’s business requires a long-term approach, the Committee placed some emphasis on long-term compensation, and granted restricted stock, or RSU, awards with four year vesting terms.

Impact of Cash Versus Non-Cash Compensation. The Committee also considered both the cost and cash-flow impact of the various components of compensation. Currently, the base salary and a portion of the performance incentive awards elements are cash-based while the long-term incentive elements are equity-based.

Impact of Change-of-Control Agreements. The Committee reviews these agreements annually. However, the Committee does not evaluate any potential payments under these agreements when making decisions regarding annual compensation.

Elements of Compensation

Compensation arrangements for the Named Executive Officers under our fiscal 2007 compensation program included four components: (a) a base salary; (b) short-term performance-based incentive awards; (c) long-term equity incentives in the form of restricted stock unit awards; and (d) employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.

We attempted to ensure that a significant portion of each Named Executive Officer’s total compensation was performance-based, linked to the Company’s operating performance. We also wanted to ensure that a portion of total compensation was in the form of a stock grant, which derives its value from increases in the market price of the Company’s common stock over time. For fiscal 2007, the equity incentives were both time-based and performance-based awards, as described below.

The granting of short-term performance-based incentive awards, both cash and equity, and long-term equity incentive awards in the form of equity, is solely at the discretion of the Committee. The Committee has the authority to change the terms and condition of any award and their determinations are made in accordance with their judgment as to the best interests of the Company and its stockholders. The Committee’s flexibility under the Company’s Omnibus Incentive Plan of 2007 was evident in adjusting and evaluating goals in 2007.

Effect of Company Performance on Compensation Decisions in Fiscal Year 2007

Late in fiscal 2006, the Company signed letters of intent to acquire two companies that it had determined were complementary to its strategic plan to transform the Company into a wireless solutions provider. The acquisitions occurred in September of 2006. As a result, the Committee determined to set first quarter bonus criteria which would directly relate to achievement of targets indicative of the successful integration of the two acquisitions. The Committee set specific performance targets for each functional area of the Company which, if attained, would result in the achievement of synergistic opportunities.

For the first quarter of fiscal year 2007, the Committee established incentive targets based 80% on sales relative to the operating plan and 20% based on qualitative factors as described in the previous paragraph. In this quarter, the sales portion of the incentive plan for three of the Named Officers resulted in no bonus, since sales were less than target. However, the whole qualitative target (20% of the total potential payout) was paid out, because the Committee assessed that the integration of the new companies had satisfactorily progressed. Incentive compensation was paid at greatly reduced levels for the fourth officer, Mr. Crawford, because sales were less than target. The incentive for the fifth Named Executive Officer, Mr. Gemmell, was paid according to the terms of the incentive plan that was assumed upon the acquisition of Cirronet.

In the second quarter of fiscal year 2007, the Company announced a restructuring program to eliminate its Dallas manufacturing facilities and move to a fabless business model. This was done in response to a significant reduction in demand for the Company’s Wireless Components products, particularly related to a downturn in demand for satellite radio filters. As a result of the Company’s anticipated performance for fiscal year 2007, the Compensation Committee made the following decisions:

1. There would be no cash salary increases for the Named Executive Officers (or any other employees), unless there was a promotion or some other unusual event.

2. There would be no incentive compensation for the second quarter for the Named Executive Officers (or other executive officers).

3. The short-term incentive plan for the Named Executive Officers and other executive officers for the third and fourth quarters would be significantly modified to fit the new circumstances. These changes were made to reduce potential incentive compensation payments in line with performance that was lower than the Company’s operating plan, to minimize the impact on cash flow and to provide some incentive for management to execute the restructuring plan. The changes were as follows:

(a) The cash component target was reduced from a potential payment of 40% of salary to a flat potential payment of $3,000 per quarter for Mr. Kirk and $2,000 per quarter for the other Named Executive Officers, other than Mr. Crawford whose cash incentive was based entirely on sales performance.

(b) A stock component equal to a potential of 1,500 RSUs per quarter for Mr. Kirk and 1,000 RSUs per quarter for the other Named Executive Officers was added.

(c) The performance targets used to determine whether the incentive award was earned were changed from primarily sales and qualitative performance to a four factor formula that included sales, gross margin, operating cash flow and non-GAAP earnings per share. These factors were considered the most important in completing the restructuring program.

(d) The performance targets for the third and fourth quarter were established based upon on a restructuring plan that was somewhat more aggressive than the Company’s announced financial guidance and the targets for those periods were higher than the announced guidance.

Base Salaries

Base salaries are intended to create a secure base of cash consideration for executives. We believe that base salaries must be competitive with those offered by our peer group to be effective.

The Committee normally considers the scope of job responsibilities, individual contributions, labor market conditions, peer group data and our overall annual budget guidelines for merit and performance increases. The relative weight given to each factor varies with each position and individual and is within the sole discretion of the Committee. The Committee’s objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position of the peer group.

With respect to fiscal year 2007, after the Committee considered the implications of integrating two acquisitions and restructuring the Company, it determined it was not in the best interest of the Company or the stockholders to authorize either selective or broad-based salary adjustments. See the discussion above under “Effect of Company Performance on Compensation Decisions in Fiscal Year 2007.” Since salary adjustments based on merit were not considered in fiscal year 2007, the Committee did not consider individual performances as part of their evaluation of overall performance for the year. The Committee, however, approved a $20,000 salary increase and a 10,000 RSU award for Mr. Andrulis when he was promoted to Senior Vice President and Group Manager on

May 1, 2007. Due to the scope of the strategic marketing efforts required by the combining of RFM, Aleier, and Cirronet products and services, it was determined that a focal point needed to exist in order to fully capitalize on synergies of the combined companies. The Committee determined that Mr. Andrulis, who previously served as the

Company’s Vice President of Marketing, was the best candidate for the position because of his knowledge of the markets served, the products and services offered, and his strategic planning capability. As a result, he was promoted to the position of Senior Vice President and Group Manager, Wireless Solutions with the increase in salary and stock bonus mentioned above.

Incentive Awards

The Committee believes that executive performance may be maximized through a system of incentive awards that promote the financial interests of the Company and its stockholders. Short-term (annual or quarterly) incentive awards payable in either cash or stock or a combination thereof are tied to the Company’s performance to motivate performance to meet short-term objectives, normally related to our annual operating plan or the financial guidance metrics that we provide to investors. These incentive awards are normally targeted at 40% of base salary.

In 2005, the Committee adopted the Omnibus Cash Incentive Plan of 2005, which provided for the structuring of , and establishment of standard terms and conditions for, cash incentives. In 2007, the Committee adopted an amendment to the Omnibus Cash Incentive Plan to also allow for stock awards using our 2006 Equity Incentive Plan, as described below under “Long-Term Equity Incentive Awards”. For all incentive opportunities, the award earned depends on the extent to which performance objectives are achieved. Each fiscal quarter, the Committee reviews and approves performance objectives. Objectives generally consist of operating, strategic and financial goals that are considered by the Company to be important to building stockholder value. The Committee retains the discretion to reduce, but not increase, payouts.

The Company has adopted an Internal Goals and Objectives Policy that establishes guidelines and requirements for goals and objectives used to develop annual and/or quarterly incentive bonus compensation goals for the Named Executive Officers. The guidelines and objectives are utilized by the Committee in establishing incentives for Named Executive Officers. The primary objective of the Internal Goals and Objectives Policy is to insure that all Internal Goals and Objectives established for the Named Executive Officers are “stretch” goals that are above and beyond the Company’s covenant requirements of its lending institution agreements and financial guidance and estimates provided publicly to stockholders and the investment community.

We believe that the targeted levels of performance are challenging and reflect desired above-market performance, and thus typically would not be achieved all of the time. In fact, targeted levels were only partially met in fiscal 2007. We also believe, at the time the performance goals were set, that performance at a level above the target level would be difficult but not impossible to achieve. The Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often achievement of the targeted level may happen.

The Committee has determined that Mr. Crawford will not participate in cash awards under the incentives established for other Named Executive Officers. The Committee has adopted a Sales Incentive Plan under which Mr. Crawford is compensated. The Committee feels the performance target for Mr. Crawford should be sales growth. The Committee administers the Sales Incentive Plan under criteria similar to those used for other Named Executive Officers. Mr. Crawford’s incentive target of 40% of base salary remained unchanged through out the year, since the Committee determined that meeting sales targets was a key part of the restructuring plan.

For the first and second quarters of fiscal 2007, the Committee established incentive targets based 80% on sales relative to the operating plan and 20% based on qualitative factors. The potential payout was an all cash incentive of 40% of base salary for the applicable quarter. A small payout was made in the first quarter based on attainment of qualitative factors. For the reasons described under “Effect of Company Performance on Compensation Decisions in Fiscal Year 2007”, no payout was made in the second quarter. The first quarter’s qualitative factors were primarily related to the successful integration of the two acquisitions the Company made in its first quarter. The Committee developed targets for each functional area of the Company, i.e. engineering, sales and general and administrative, and operations.

For the third and fourth quarters of fiscal 2007, quarterly cash and stock bonus award opportunities were determined directly from four objective performance-based measures: (a) sales relative to quarterly operating plan; (b) gross profit margin relative to quarterly operating plan; (c) operating cash flow relative to quarterly operating plan; and (d) non-GAAP earnings per share, or EPS, relative to the quarterly operating plan, calculated in the same manner as described in our quarterly news releases, eliminating acquisition related intangible expenses, restructuring costs, asset impairments and stock compensation. The Committee evaluated the relative components of these four factors on a quarterly basis, based on priorities at the time. The same criteria used for the Named Executive Officers in fiscal 2007 were used for all other executive employees for fiscal 2007.

The third and fourth quarter target bonus for each of the Named Executive Officers was a percentage of a fixed amount that he was eligible to earn under the objective bonus criteria discussed above. The higher level of responsibility of Mr. Kirk is reflected in a greater percentage of potential total performance-based cash compensation than the other Named Executive Officers. For three quarters, the performance-based quarterly cash compensation target was $3,000 for Mr. Kirk and $2,000 for each of the other Named Executive Officers, with the exception of Mr. Crawford, whose cash-incentive compensation is based entirely on sales performance. The targeted quarterly stock compensation was 1,500 RSUs for Mr. Kirk and 1,000 RSUs for the other Named Executive Officers. These performance-based RSUs vest upon attainment of the bonus criteria, discussed above.

We made the following quarterly adjustments to operating income for purposes of determining the performance-based cash bonus amounts: (i) we added back the non-cash share-based compensation expense incurred by our compliance with SFAS 123(R); (ii) we added back non-cash amortization of certain intangibles; and (iii) we added back non-cash asset impairment and severance costs.

No minimum bonus was guaranteed. The revenue growth rate and gross profit targets were equally weighted factors. The cash flow and EPS targets were also equally weighted but at a slightly lower percentage. If any of these factors was zero or negative, then the Committee evaluated whether or not any bonus would be earned or a reduced bonus would be earned. In fiscal year 2007, the Committee exercised this discretion and reduced cash bonus payments. The bonus compensation calculations are net of the impact of bonus payments themselves.

For fiscal year 2007, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation above the 50th percentile level of the peer group comparable position. For fiscal 2007, the total cash compensation earned by the Named Executive Officers as a group was below the peer group 50th percentile level for comparable positions because the targeted levels of performance for each of the four quarters of fiscal year 2007 were not achieved.

Long-Term Equity Incentive Awards.

We believe that substantial equity ownership provides important long-term incentives and encourages the Named Executive Officers to take actions favorable to the long-term interests of the Company and its stockholders. Accordingly, equity-based compensation makes up a portion of the overall compensation of the Named Executive Officers.

Annual or periodic stock grants, primarily in the form of RSUs, are intended to provide long-term incentives that coincide with the interests of stockholders. We typically make annual equity awards to Named Executive Officers through our 2006 Equity Incentive Plan. For the third and fourth quarters of fiscal 2007, we also linked the grant of awards to achievement of goals set pursuant to our Omnibus Incentive Plan.

The purpose of these awards is to serve as both a retention and incentive mechanism in order to create value for both the award recipient and the stockholders. Each Named Executive Officer has a portion of his potential financial net worth at risk because it is based on the Company’s future performance. Such awards are generally vested in four equal annual installments beginning on the first anniversary of the date of grant. In addition, awards have been made on vesting periods shorter than that if they are related to performance on specific projects or in lieu of salary increases. The amounts vary from year to year, but tend to be determined by overall company budgetary considerations. The cumulative effect of these awards is intended to provide the Named Executive Officers a potential increase in net worth tied to increases in stockholder value.

For fiscal 2007, long-term awards to Named Executive Officers were: 2,000 RSUs for Mr. Gemmell; 4,000 RSUs for Messrs. Barnes, Andrulis, and Crawford; and 8,000 RSUs for Mr. Kirk. These RSUs will vest over four years. Stock grants are budgeted like other expense items and tend to be similar in aggregate amount from year to year.

Employee Benefits

The Named Executive Officers receive the same employee benefits generally available to all of our employees, including health insurance, group life and disability insurance and participation in the 401(k) and employee stock purchase plans.

Perquisites

The Named Executive Officers do not receive any perquisites or personal benefits, as it has never been part of our culture to provide them. We believe that they are viewed by some of the stockholders and employees as being discriminatory in nature and, as such, we have historically taken the position that these compensation components are not necessary to implement the Company’s current compensation philosophy and structure.

Employment Agreements

During 2007, Mr. Robert Gemmell was the only Named Executive Officers party to an employment agreement with the Company. Mr. Gemmell was offered the agreement in connection with the acquisition of Cirronet, Inc. and the Committee’s belief that he was key to a successful integration of the acquisition. Mr. Gemmell’s agreement expired in September 2007, and was not renewed. It is generally our policy not to enter into an employment agreement with any of the Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we vie for talent, this practice is regularly reviewed by the Committee to help ensure that we remain competitive in our industry and the Committee may determine that such arrangements may be in the Company’s best interest in the future.

Indemnification Agreements

We have entered into indemnity agreements with our Named Executive Officers and certain of our other officers and directors which provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent, and otherwise to the full extent permitted under Delaware law and our Bylaws. We feel this offers some protection to the Named Executive Officer’s personal wealth from actions that are solely related to his position as an corporate officer and allows him to make decisions based solely on the best interests of the Company and its stockholders.

Post-Termination Compensation

Other than our 401(k) Plan, we do not have a retirement plan for any employees, including Named Executive Officers. Our Named Executive Officers have life insurance benefits in the event of their death equal to three times their salary up to a limit of $500,000.

We have entered into change-of-control agreements with each of the Named Executive Officers and certain other members of the executive management team, whom the Committee has determined to be key to the operation of the Company. The impact of these change-of-control agreements is described in more detail below in the section entitled “Potential Payments Upon Termination or Change-of-Control.” These agreements are “double trigger” in that they are contingent upon (i) the occurrence of any of (a)acquisition of 35% of our common stock; (b) disposition of all of our assets; or (c) a major change in composition of the Board of Directors, and (ii) termination of the Named Executive Officer within 24 months after the transaction for reasons other than cause, death, disability or voluntary resignation. We have entered into these agreements in order to acknowledge the respective employees’

importance to the Company and its stockholders and to attempt to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate organizational changes.

We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in the technology sector.

We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments.

In the event of termination, all compensation for Named Executive Officers ceases, except for the benefits described above.

Other Compensation Policies

Stock Ownership Guidelines. Given the below median-positioning of our executives with regards to compensation, we have no stock ownership or stock retention policies for our executives.

Taxes. Section 162(m) of the Internal Revenue Code, as amended (the Code), disallows a tax deduction to any publicly held corporation for paid compensation exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based compensation. We attempted, and continue to attempt, to ensure that cash and equity components of total compensation were tax deductible, to the maximum extent possible, as allowed under Section 162(m). We do not believe that our compensation programs are likely to encounter any limitation of deductions as they are presently constituted. Our Omnibus Incentive Plan provides for forms of incentive compensation awards that we believe qualify as “performance-based compensation” in accordance Section 162(m) of the Code.

Accounting Considerations. In fiscal 2006, we switched to RSUs as our primary stock compensation vehicle in lieu of stock options to better match the employees’ perceived benefit with financial statement cost. This change was partially as a result of the requirement to expense stock options pursuant to FAS 123R. Also, RSUs result in less dilution and, as we have implemented them, generally less expense. Most of our stock compensation expense in fiscal 2007 related to RSUs. The vesting dates for RSUs are normally timed to be several trading days after our earnings release dates.

Timing of Equity Awards; Repricing. We prohibit the backdating or spring-loading of equity awards. We prohibit repricing of previously granted option or stock awards without stockholder approval.

Conclusion

We believe our compensation program provides a balanced and stable foundation for achieving the Company’s objectives. We believe the compensation program is reasonable and appropriate for a company in our industry and in the best interest of the Company and our stockholders.

Our success in executing our strategic growth plan in 2007 resulted in a Company record for both annual revenues and bookings. We believe that our existing compensation program appropriately rewarded the executive management team, including the Named Executive Officers, for their performance and contribution to the Company’s overall success in executing the Company’s restructuring plan during fiscal 2007. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions. We believe that our program provides incentives for achievement of our long-term goals and aligns the interests of the executive management team, including the Named Executive Officers, with those of the Company and its stockholders.

Our recent earnings performance was at the lower end of our peer group. Within the budgetary constraints we have as a small company and due to our recent history of losses, we believe our compensation levels are currently adequate to obtain our compensation objectives. We believe that as our performance improves the various incentive programs and long-term stock awards have the potential to move compensation levels for our Named Executive Officers more towards a midpoint level in comparison to our peer group. We believe our Named Executive Officers fully appreciate the growth opportunities of the Company and that these opportunities serve as adequate incentive for the them.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included this proxy statement.

The Compensation Committee

Dean C. Campbell (Chairman)

Francis J. Hughes, Jr.

Michael R. Bernique

William L. Eversole

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation with respect to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company for the fiscal year ended August 31, 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David M. Kirk President & Chief Executive Officer	2007	220,220	32,595	9,767	7,417	269,999

Harley E Barnes III Chief Financial Officer	2007	144,805	25,500	6,470	5,035	181,810

Joseph E. Andrulis Senior Vice President and Group Manager	2007	156,928	25,233	6,844	5,209	194,214

David B. Crawford Vice President Sales	2007	155,289	12,729	35,383	6,752	210,153

Robert M. Gemmell President of Cirronet, Inc.	2007	152,642	8,921	19,425	4,700	185,688

(1)	Represents the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended August 31, 2007 computed in accordance with FAS 123R related to RSUs awarded to Messrs. Kirk, Barnes, Andrulis, Crawford and Gemmell, respectively, as part of (i) our quarterly performance incentive program on June 1, 2007, and October 1, 2007; and (ii) annual equity awards on November 14, 2006. Messrs. Barnes and Andrulis each received a 1,000 RSU bonus on October 16, 2006. Mr. Andrulis received a 10,000 RSU bonus on April 30, 2007 in recognition of his promotion. For a full description of the assumptions used by the Company in computing these amounts, see Note 9 to the Company’s financial statements included in its annual report on Form 10-K for the fiscal year ended August 31, 2007. Dividends are not paid on RSUs prior to vesting.

(2)	Amounts reported represent cash incentive earned by each Named Executive Officer, other than Mr. Crawford, under our Omnibus Incentive Plan. Amount reported for Mr. Crawford represents payments of $35,383 for sales-based incentives under our Sales Incentive Plan. Mr. Gemmell’s amounts reflects cash incentive award for the first four months of the fiscal year was pursuant to his Cirronet Bonus Plan which was in place at the time Cirronet was acquired by the Company. This award was based on Cirronet performance for its 2006 fiscal year.
(3)	Amounts reported represent (a) premiums paid by us on life insurance policies, of which we are not the beneficiary, for Messrs. Kirk, Barnes, Andrulis, Crawford, and Gemmell in the amounts of $810, $691, $501,$1,148, and $280 respectively and (b) matching contributions made by us to the 401(k) accounts of Messrs. Kirk, Barnes, Andrulis, Crawford, and Gemmell in the amounts of $6,607, $4,344 and $4,708, $5,604, and $4,419 respectively. Under our 401(k) Plan, all eligible employees may invest a portion of their regular salary or wages. We match 100% of the first 3% of each employee’s contributions.

EQUITY-BASED COMPENSATION

Grants of Plan-Based Awards

The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted in fiscal year 2007 to each of the Named Executive Officers. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards # of Shares of Stock or Units (#)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date (1)	Threshold ($)	Target ($)		Maximum ($)
David M. Kirk	11/30/2006		22,000	(2)
	2/28/2007		22,000	(2)
	5/30/2007		3,000	(2)
	8/32/2007		3,000	(2)
	11/14/2006					8,000	5.06	40,480
	4.30/2007					540	4.97	2,684
	6/1/2007					1,500	5.31	7,965

Harley E Barnes III	11/30/2006		14,592	(2)
	2/28/2007		14,592	(2)
	5/30/2007		2,000	(2)
	8/32/2007		2,000	(2)
	10/16/2006					1000	5.73	5,730
	11/14/2006					4000	5.06	20,240
	4/30/2007					360	4.97	1,789
	6/1/2007					1000	5.31	5,310

Joseph E. Andrulis	11/30/2006		15,080	(2)
	2/28/2007		15,080	(2)
	5/30/2007		2,000	(2)
	8/32/2007		2,000	(2)
	10/16/2006					1,000	5.73	5,730
	11/14/2006					4,000	5.06	20,240
	4/30/2007					10,000	4.97	49,700
	4/30/2007					360	4.97	1,789
	6/1/2007					1,000	5.31	5,310

David B. Crawford	11/30/2006		15,519	(3)
	2/28/2007		15,519	(3)
	5/30/2007		15,519	(3)
	8/32/2007		15,519	(3)
	11/14/2006					4,000	5.06	20,240

Robert M. Gemmell	11/30/2006		89,000	(4)
	2/28/2007		16,995	(2)
	5/30/2007		2000	(2)
	8/32/2007		2,000	(2)
	11/14/2006					2,000	5.06	10,120
	4/30/2007					360	4.97	1,789
	6/1/2007					1,000	5.31	5,310

(1)	All equity awards granted to Named Executive Officers were made pursuant to the 2006 Equity Incentive Plan.
(2)	Performance-based cash awards under the Omnibus Incentive Plan.
(3)	Sales-based cash awards under the Sales Incentive Plan.
(4)	Mr. Gemmell’s performance-based cash award for the first four months of the fiscal year was pursuant to his Cirronet Bonus Plan which was in place at the time Cirronet was acquired by the Company. This award was based on Cirronet performance for its 2006 fiscal year, including year-over-year revenue growth, net income, and a 20% discretionary bonus.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under our equity compensation plans as of August 31, 2007:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders*	2,032,202	$4.87	254,593

Equity compensation plans not approved by security holders**	548,873	$4.97	76,188

Total	2,581,075	$4.89	330,781

Summary Description of Material Terms of Our 2006 Equity Incentive Plan

2006 Equity Incentive Plan*

Adoption; Eligibility. In November 2006, the Board adopted our 2006 Equity Incentive Plan, or 2006 Plan. On January 17, 2007, the 2006 Plan was approved by our stockholders. The 2006 Plan is administered by the Compensation Committee, or Committee. Our 2006 Plan provides for the granting of nonstatutory stock options, incentive stock options, stock bonuses, restricted stock, RSUs and other stock-based awards to employees, directors and consultants of the Company, at the discretion of the Committee. Incentive stock options may be granted to employees only and nonstatutory stock options may be granted to consultants only if the grant will not constitute “nonqualified deferred compensation.”

Stock Options. Generally, stock options granted under our 2006 Plan expire 10 years from the date of grant. The exercise price of each option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Code. Repricing of options is prohibited. The purchase price of stock acquired pursuant to an option exercise is paid (a) in cash at the time of exercise or (b) at the discretion of the Board, (1) by delivery of common stock or (2) by any other form of legal consideration acceptable to the Board and permitted by law.

The vesting period of each option is determined in each option agreement, which may become exercisable in periodic installments and be subject to such terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may provide that it can be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (a) three months following the date of termination for any reason other than disability or death, (b) twelve months following the date of termination if due to disability, (c) eighteen months following the date of termination if due to death or (d) expiration of the option.

Stock Bonuses, Restricted Stock and RSUs. The form of issuance of stock bonuses, restricted stock and RSUs is solely at the discretion of the Committee but shall include the following elements: (a) purchase price, which is at the discretion of the Committee and may be determined to be for past services; (b) transferability ,which is at the discretion of the Committee, (c) consideration, which shall be in cash at the time of purchase or in any other form of legal consideration that is acceptable to the Committee and not prohibited by law, including past services to the benefit of the Company, (d) vesting, the Committee may determine a vesting period but is not required to do so, and (e) termination of relationship, which may require forfeiture upon termination of relationship.

Amendment; Suspension; Termination. Subject to applicable laws, regulations and stock exchange rules, the Committee in its sole discretion at any time and from time to time may amend, suspend or terminate our 2006 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

Summary Description of Material Terms of Equity Compensation Plan Not Approved by Stockholders **

1999 EQUITY INCENTIVE PLAN

Adoption; Eligibility. On April 8, 1999, the Board adopted our 1999 Equity Incentive Plan, or 1999 Plan. Our 1999 Plan has not been approved by the stockholders. Our 1999 Plan provides for the granting of nonstatutory stock options, stock bonuses and restricted stock to our employees and consultants. None of the Named Executive Officers is eligible to receive stock options, bonuses or restricted stock under our 1999 Plan. Other officers are only eligible to receive awards that are an inducement essential to the individual entering into an employment agreement with us or any of our affiliates.

Stock Options. Generally, stock options granted under our 1999 Plan expire 10 years from the date of grant. The exercise price of each option may not be less than 85% of the fair market value of the stock subject to the option on the date of grant, unless granted pursuant to an assumption of or substitution for another option in a manner provided under the Code. The purchase price of stock acquired pursuant to an option is paid (a) in cash at the time of grant or (b) at the discretion of the Board, (1) by delivery of our common stock or (2) by any other form of legal consideration acceptable to the Board and permitted by law.

The vesting period of each option is determined in each option agreement, and may become exercisable in periodic installments and be subject to other terms and conditions as the Board deems appropriate. In the event of termination of employment or a consulting relationship, an option may be exercised (to the extent it was exercisable as of the date of termination unless otherwise provided) only within the time period ending on the earlier of (a) 3 months following the date of termination for any reason other than disability or death, (b) 12 months following the date of termination if due to disability, (c) 18 months following the date of termination if due to death or (d) expiration of the option. An option may also include a right to exercise prior to full vesting. Any unvested shares so purchased may be subject to a repurchase right in our favor or to any other restriction the Board deems appropriate.

Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock issued under our 1999 Plan must be purchased at a price determined by the Board; however, the Board may also award stock pursuant to a stock bonus agreement in consideration for past services. The purchase price of the stock pursuant to a stock purchase agreement is paid (a) in cash at the time of the purchase or (b) by any other form of legal consideration acceptable to the Board. Shares of stock sold or awarded may be, but are not required to be, subject to a vesting schedule determined by the Board. In the event of termination of employment or a consulting relationship, we may repurchase or otherwise reacquire stock held that is not vested as of the date of termination.

Repricings. The Board has the authority to effect (a) a repricing of any outstanding options under our 1999 Plan and/or (b) with the consent of the affected holders, the cancellation of any outstanding options and the grant of new options covering the same or different numbers of shares of stock. In addition, the Board may grant an option with an exercise price lower than that described above if the option is granted as part of a transaction described in Section 424(a) of the Code. If awards granted under our 1999 Plan expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock will revert back to and become available for issuance under the 1999 Plan. Our 1999 Plan is our only plan which allows repricing of options; and to date, we have not repriced any options.

Adjustments in Stock. In the event of a transaction not involving receipt of consideration by us, like a merger, consolidation, reorganization, stock dividend, or stock split, our 1999 Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to our 1999 Plan, and outstanding stock options, bonuses and restricted stock will be adjusted as to the class, number of shares and price per share of common stock subject to the stock options, bonuses and restricted stock.

Acceleration of Vesting. Our 1999 Plan provides that, in the event of specified types of merger or other corporate reorganizations in which the surviving or acquiring corporations do not assume the stock options, bonuses and restricted stock outstanding under our 1999 Plan, the vesting and the time during which the stock options, bonuses and restricted stock may be exercised may be accelerated.

Amendment; Suspension; Termination. The Board in its sole discretion at any time and from time to time may amend, suspend or terminate our 1999 Plan, and may also amend the terms of an outstanding award, including the purchase price of such award. However, no amendment, suspension or termination may impair the rights and obligations of the grantee unless we obtain the consent of the party to whom the award was granted.

Summary Description of Our Omnibus Incentive Plan

OMNIBUS INCENTIVE PLAN OF 2007

Administration: The Omnibus Incentive Plan of 2007, or Omnibus Incentive Plan, was adopted to provide equity and cash incentives to (i) encourage outstanding individuals to accept or continue employment with the Company, and (ii) provide incentive to those persons to improve Company operations and strengthen the mutuality of interest between those persons and the Company’s stockholders.

The Omnibus Plan is administered by the Committee. All employees of the Company and its subsidiaries are eligible to participate in the Omnibus Plan and each fiscal year the Committee identifies those individuals who will participate for that period. The Committee considers all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits under the Omnibus Plan. All equity-based awards are awarded under the Company’s 2006 Plan.

The Committee may amend the Omnibus Plan from time to time or terminate the Omnibus plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. The Company must obtain stockholder approval of any Omnibus Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

Types of Awards: Awards under the Omnibus Plan include:

(a) Restricted Stock and RSUs. Restricted stock awards and RSU awards provide participants the right to receive shares after expiration of a vesting period or upon the attainment of certain conditions, both of which are at the discretion of the Committee.

(b) Performance Cash Awards. Performance cash awards entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee. The Committee, as its sole discretion, may reduce an award or substitute shares of common stock for the cash payment due to a participant.

(c) Management Incentive Awards. Management incentive awards entitle the participant to receive a payment in cash based on a percentage or a fixed amount of an incentive pool not to exceed an aggregate amount equal to the greater of (i) 5% of the Company’s consolidated operating net income for the fiscal year or (ii) 2.5% of the Company’s sales for the fiscal year, subject as to clause (ii) to a maximum of $1,500,000.

(d) Other Stock or Cash Awards. The Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock may not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

Performance Goals: Awards of restricted stock, RSUs, performance cash awards and other incentives under the Omnibus Plan to a participant may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code. Any performance criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. The Committee may not in any event increase the amount of compensation payable to a participant upon the attainment of a performance goal.

Change of Control: Except as otherwise determined by the Committee at the time of grant of an award, upon a change of control (as defined in the Omnibus Plan) of the Company, (i) all restrictions on restricted stock and RSUs lapse; (ii) all performance goals will be deemed achieved at target levels and all other terms and conditions met; (iii) all performance cash awards and R SUs will be paid out as promptly as practicable; (iv) all management incentive awards will be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and (v) all other stock or cash awards will be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) will not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the change of control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards will provide for the accelerated treatment with respect to any participant that is involuntarily terminated (for a reason other than “cause”) or quits for “good reason” within 24 months of the change of control.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information on exercisable options and unvested restricted stock awards held by the Named Executive Officers as of the end of the fiscal year ended August 31, 2007.

Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock Not Vested (#)(4)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)(5)
David M. Kirk	40,000	12.13	5/20/2008	6,000	34,140
	20,000	6.06	4/8/2009	8,000	40,480
	43,500	6.38	11/10/2009			1,500	7,965
	10,000	10.25	4/18/2010
	5,000	4.88	11/15/2010
	15,000	3.95	4/17/2011
	10,000	2.01	11/5/2011
	15,000	3.23	10/21/2012
	10,000	3.15	5/16/2013
	20,000	7.64	11/20/2013
	20,000	6.19	8/10/2014

Harley E Barnes III	43,000	2.27	12/12/2011	3,000	17,070
	5,000	3.23	10/21/2012	1,000	5,730
	10,000	3.15	5/16/2013	4,000	20,240
	10,000	7.64	11/20/2013			1,000	5,310
	10,000	6.19	8/10/2014
	6,000	4.56	3/31/2015

Joseph E. Andrulis	30,000	8.69	12/20/2004	3,000	17,070
	2,400	4.56	3/31/2015	1,000	5,730
				4,000	20,240
				10,000	49,700
						1,000	5,310

David B. Crawford	40,000	6.56	5/3/2009	3,000	17,070
	5,000	6.00	12/9/2009	4,000	20,240
	5,000	10.25	4/18/2010
	11,591	3.95	4/17/2011
	5,000	3.23	10/21/2012
	2,709	3.15	5/16/2013
	10,000	7.64	11/20/2013
	10,000	6.19	8/10/2014
	4,800	4.56	3/31/2015

Robert M. Gemmell	37,514	1..34	12/31/2010	2,000	10,120
	145,203	1.34	1/1/2011
	55,848	1.34	2/8/2012
						1,000	5,310

(1)	These options have an exercise price equal to the closing price of the Company’s common stock on the date of grant and generally vest and become exercisable in four equal installments on the first four anniversaries of the date of grant, subject to continued employment. Any unvested portion of such award is generally forfeited upon termination of employment. All of the options held by the Named Executive Officers have vested and become exercisable.
(2)	The option price is equal to the closing price of the Company’s common stock as reported by the NASDAQ Stock Market, or NASDAQ, on the date of grant except that Mr. Gemmell’s options which were initially granted by Cirronet Inc., which was acquired by the Company in 2006. Each of Mr. Gemmell’s Cirronet options was converted into an option to acquire our Company stock at its original exercise price (adjusted for the different values of shares of the Company’s and Cirronet’s stock).
(3)	Options expire 10 years after the date of grant.
(4)	Mr. Kirk’s 6,000 RSUs are scheduled to vest in equal increments on December 14, 2007, 2008 and 2009; his 8,000 RSUs are scheduled to vest in equal increments on November 14, 2007, 2008, 2009 and 2010. Mr. Barnes’ 3000 RSUs are scheduled to vest in equal increments on December 14, 2007, 2008 and 2009; his 1,000 RSUs vested on October 16, 2007; his 4,000 RSUs are scheduled to vest in equal increments on November 14, 2007, 2008, 2009 and 2010. Mr. Andrulis’ 3,000 RSUs are scheduled to vest in equal increments on December 14, 2007, 2008 and 2009; his 1,000 RSUs vested on October 16, 2007; his 4,000 RSUs are scheduled to vest in equal increments on November 14, 2007, 2008, 2009 and 2010; his 10,000 RSUs are scheduled to vest in equal increments on April 30, 2008, 2009, 2010, and 2011; his 1,000 RSUs are scheduled to vest on June 1, 2008. Mr. Crawford’s 4,000 RSUs are scheduled to vest in equal increments on December 14, 2007, 2008 and 2009; his 4,000 RSUs are scheduled to vest in equal increments on November 14, 2007, 2008, 2009, and 2010. Mr. Gemmell’s 2,000 RSUs are scheduled to vest in equal increments on November 14, 2007, 2008, 2009 and 2010.
(5)	Based upon $4.87, the closing price of the Company’s common stock as reported by NASDAQ on August 31, 2007, the last trading day of the Company’s fiscal year.
(6)

Performance-based RSU awards generally vest upon successful attainment of 2007 target goals. These RSUs vested subsequent to fiscal year ending August 31, 2007, upon calculation of fourth quarter cash and equity bonus payouts, in October 2007.

Option Exercises and Stock Vested

The table below shows the number of shares of the Company’s common stock acquired by the Named Executive Officers during the fiscal year ended August 31, 2007 upon the exercise of stock options and vesting of RSUs.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
David M. Kirk	—	—	2,040	12,176

Harley E Barnes III	1,000	2,200	1,360	8,118

Joseph E. Andrulis	—	—	1,360	8,118

David B. Crawford	—	—	0	0

Robert M. Gemmell	42,400	150,390	1,360	8,118

(1)	Share amounts represent the total number of stock options exercised and have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of applicable taxes.
(2)	Values represent the difference between the stock option exercise price and the market value of the Company’s common stock on the date of exercise, rounded to the nearest dollar.
(3)	Share amounts are shown on a pre-tax basis. The Company’s stock plans permit withholding a number of shares upon vesting to pay the applicable taxes. The Named Executive Officers have the option of paying taxes due in cash.
(4)	Values represent the market value of the Company’s common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above in the “Compensation Discussion and Analysis” section, the Named Executive Officers do not have employment agreements with the Company. The change of control agreements between Named Executive Officers and the Company are discussed below under the section entitled “Individual Agreements.”

The information below describes compensation that would become payable under existing plans and arrangements if the Named Executive Officers’ employment had terminated on August 31, 2007 and the price per share of the Company’s common stock on the date of termination was $4.87, which was the closing price of the Company’s common stock on August 31, 2007 (the last business day of the fiscal year). These benefits are in addition to benefits available generally to employees, such as distributions under the 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Equity Awards

Under the Company’s equity incentive plans, the option holder, including any Named Executive Officers, generally has 90 days to exercise vested options after the date employment ends (other than for death, disability, or termination for cause). The option holder’s estate may exercise the option upon the holder’s death (excluding amounts that had not vested) for a period of eighteen months. Similarly, the option holder may exercise the option upon termination due to disability (excluding unvested amounts) for a period of twelve months. If the option holder is terminated for cause, all unvested options are cancelled immediately.

401(k) Savings Plan

The Company’s qualified defined contribution 401(k) plan is the only retirement plan available to employees. The Company matches up to 3% of each employee’s eligible earnings contributed to the plan. Employees vest in the Company contributions in three equal annual installments beginning on the first anniversary of the employees’ participation in the plan. Any unvested portion of the Company’s contribution is forfeited by the employee upon termination of his or her employment with the Company.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Medical Benefits

All insurance benefits terminate effective midnight of the last day of employment. Health care continuation coverage rules, commonly referred to as COBRA, require the Company to provide employees enrolled in the Company’s health, dental and vision plans with an opportunity to purchase continued health care coverage at their own expense upon the occurrence of a qualifying event, such as termination of employment for reasons other than gross misconduct, reduction in hours worked, divorce, death, or loss of dependency status.

Individual Agreements

The Company has entered into change of control agreements with each of the Named Executive Officers. The terms and conditions of the change of control agreements are substantially the same for each Named Executive Officer. Each change of control agreement will continue in effect until the earlier of (a) the termination of the individual’s employment with the Company for any reason prior to the change of control or (b) the end of a two-year period following a change of control and the fulfillment by the Company and the individual of all obligations under the change of control agreement.

Under the terms of each change of control agreement, if a change of control of the Company occurs while the executive or other officer is an employee of the Company, and a qualifying termination of his or her employment with the Company occurs within the two-year period following the change of control, then the individual is entitled to certain compensation payments and benefits.

A “change of control” is deemed to have taken place upon the occurrence of certain events, including (a) the acquisition by a person or entity of 35% or more of the outstanding common stock of the Company, or the combined voting power of the outstanding voting securities entitled to vote in the election of the Board of Directors of the Company; (b) a sale or other disposition of all or substantially all of the assets of the Company; or (c) a change in the composition of a majority of the Board of the Company . A “qualifying termination” means the Company’s termination of the individual’s employment for a reason other than death, disability, retirement or cause, or the individual’s termination of his or her employment.

Under the change of control agreements, upon a qualifying termination after a change of control, the Company will pay a severance benefit equal to (a) the product of (i) the annualized amount of the individual’s highest monthly base salary during the term of his agreement plus the higher of such individual’s largest annual cash bonus during the term of the agreement or the immediately preceding three fiscal years, times (ii) the number of years between the date of termination and the expiration date of the change of control agreement and (b) an amount equal to twelve months’ costs to the Company of the executive’s then-existing employee benefits, including health insurance (including dental and eye care), disability insurance, and life insurance, if any, or, at the individual’s option, the Company shall continue to pay such costs for a period of twelve months.

In addition, the agreements provide that upon a qualifying termination after a change of control, all Company stock options, stock appreciation rights or similar stock-based awards held by the executive or other officer will be accelerated and exercisable in full, and all restrictions on any RSUs, performance stock or similar stock-based awards granted by the Company will be removed and such awards will be fully vested. These individuals also will be entitled to “gross-up payments” equal to the amount of excise taxes, income taxes, interest and penalties if payments owed under a change of control agreement are deemed excess parachute payments for federal income tax purposes.

The change of control agreements also provide that the executive and other officers are subject to certain confidentiality, non-solicitation and non-competition provisions. In the event the individual fails to comply with any of these provisions, he or she will not be entitled to receive any payment or benefits under the agreement.

The following table sets forth information about potential payments to the Named Executive Officers assuming that (1) a change of control of the Company occurred on August 31, 2007, (2) a qualifying termination occurred on that date and (3) the closing price per share of the Company’s common stock on the NASDAQ on that date was $4.87.

Potential Payments on a Qualifying Termination after a Change of Control

Name		Kirk	Barnes	Andrulis	Crawford	Gemmell
Base Salary	(1)	$440,440	$289,610	$313,856	$310,578	$305,284

Average Bonus	(2)	134,200	74,100	74,500		37,134

Options Awarded	(3)	84,245	139,060	744	25,026	842,134

Stock Awarded	(4)	82,585	48,350	37,310	9,060	17,219

Benefits Continuation	(5)	12,000	12,000	12,000	12,000	12,000

Accrued Vacation	(6)	28,769	18,907	22,231	20,294	26,146

Totals		$782,239	$582,027	$460,641	$376,958	$1,239,917

(1)	For each of the Named Executive Officers, amount represents the product of the highest annual rate of base salary during the term of their individual agreements times two (years between termination and expiration of agreements—assuming termination and change of control were effective August 31, 2007).
(2)	For each of the Named Executive Officers, amount represents the product of the highest annual cash bonus during the term of their individual agreements or the immediately preceding three fiscal years, times two (years between termination and expiration of agreements—assuming termination and change of control were effective August 31, 2007).
(3)	For each of the Named Executive Officers, amount represents the difference between the exercise price of unvested options and the closing market price of the Company’s common stock on the NASDAQ on August 31, 2007.

(4)	For each of the Named Executive Officers, amount represents the intrinsic value of unvested restricted stock awards on August 31, 2007.
(5)	For each of the Named Executive Officers, amount represents the value of continuing health, welfare and other benefits, based on the monthly premiums paid by the Company for this coverage at August 31, 2007.
(6)	For each of the Named Executive Officers, amount represents the value of accrued but unused vacation benefits, based on the number of unused vacation days multiplied by each of the Named Executive Officers then current salary calculated in days at August 31, 2007.

Other Potential Payments upon Resignation, Severance for Cause, Severance without Cause, Retirement, or Constructive Termination

The Named Executive Officers were not entitled to any payments from the Company in the event of resignation, severance with cause, severance without cause, retirement, or constructive termination at August 31, 2007. Additionally, vesting of all options and RSUs held by each Named Executive Officer at August 31, 2007 would cease and any unvested options and RSUs would be forfeited. However, it is the Company’s policy, subject to variance with the Committee’s approval, to provide one week of severance, the equivalent to one week of the employee’s base salary, for each year of service with a two week minimum. This policy applies to all of the Company’s employees.

THE BOARD OF DIRECTORS

Board Independence, Meetings and Committees

Board Independence. The Board has determined that Messrs. Bernique, Campbell, Eversole and Hughes are independent as defined in Rule 4200(a)(15) of the NASDAQ, the exchange on which our common stock is listed.

Board Meetings and Attendance. The Board held eleven (11) meetings during the fiscal year ended August 31, 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served which were held during the period for which he was a director or committee member.

Committees. The Board has an Audit Committee and a Compensation Committee. The following independent directors were members of the respective committees during the past fiscal year:

Audit Committee	Compensation Committee
Francis J. Hughes, Jr. (Chairman)	Dean C. Campbell (Chairman)

Michael R. Bernique	Michael R. Bernique

Dean C. Campbell	William L. Eversole.

William L. Eversole	Francis J. Hughes, Jr.

The Audit Committee. The Audit Committee (a) meets with our independent registered public accounting firm quarterly to discuss financial statements and at least once annually to review the results of the annual audit and discuss the financial statements; (b) retains our independent registered public accounting firm; and (c) receives and considers the independent registered public accounting firm’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; (d) reviews and approves all related person transactions. It met five (5) times during the fiscal year ended August 31, 2007. The Board has adopted a written charter for the Audit Committee, which is available on our website at http://www.rfm.com/company/audit.shtml.

The Audit Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. We have, and intend to continue to have, an Audit Committee of at least three members each of whom (a) is independent as defined in Rule 4200(a)(15) of the listing standards of the NASDAQ; (b) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (c) has not participated in the preparation of our financial statements or those of any subsidiary at any time during the past three years; and (d) is able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement.

We also have, and intend to continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities. The Board has determined that Francis J. Hughes, Jr., who serves as the chairman of our Audit Committee, qualifies as an audit committee financial expert under Item 407(d)(5)(ii) of Regulation S-K.

The Compensation Committee. The Compensation Committee, which is referred to in this section as the Committee, is appointed by the Board to exercise the Board’s authority concerning compensation of the executive management team (including the Named Executive Officers). The Committee is responsible for ensuring that the executive officers of the Company are compensated in a manner consistent with the Company’s executive compensation objectives and philosophy described in the Discussion and Analysis section on pages 8. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards equity compensation to employees and consultants under our equity incentive plans and otherwise determines compensation levels and performs other functions regarding compensation that are delegated by the Board. It met seven (7) times during the fiscal year ended August 31, 2007. Each member of the Compensation Committee is independent as defined in Rule 4200(a)(15) of the listing standards of NASDAQ. The Board has adopted a written charter for the Compensation Committee, which is available on our website at http://www.rfm.com/company/compensation.shtml.

The Nomination Process. The Board does not have a Nominating Committee. Nominees are selected by a majority of our directors who are independent as defined in Rule 4200(a)(15) of the listing standards of NASDAQ. The Board does not believe it is necessary to have a separately designated nominating committee at this time. The Board has adopted a formal board resolution addressing the nominations process and other related matters required under the federal securities laws.

The Board is responsible for identifying individuals qualified to become Board members. The Board’s policy is to consider recommendations for such nominees, including those submitted by stockholders. Stockholders may recommend nominees by writing to the Secretary of the Company at our principal executive office. Such recommendations will be promptly provided to the Chairman of the Board. Recommendations to be considered at the 2009 annual meeting of stockholders must be received by the Secretary of the Company as provided above under “Stockholder Proposals.”

In identifying and evaluating nominees, the Board may consult with members of our management, consultants, and other individuals likely to possess an understanding of our business and knowledge of suitable candidates. The Board assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership as follows: (i) not less than a majority of directors shall satisfy the independence requirements of the listing standards of the NASDAQ; (ii) all directors shall possess high personal and professional ethics, integrity and values; practical wisdom and mature judgment; commitment to representing our long-term interests; relevant knowledge and experience; and the willingness to devote sufficient time to carrying out their duties and responsibilities effectively; and (iii) consideration will be given to the Board’s desire for directors with diverse backgrounds and interests.

Communications with Directors. Interested parties may communicate with the Board or individual directors directly by writing to the directors c/o the Secretary of the Company at our principal executive office. Such communications will be provided promptly and, if requested, confidentially, to the respective directors.

Director Attendance at Annual Meeting of Stockholders. The policy of the Board is that directors should attend the Company’s annual meeting of stockholders. All of the directors attended the 2007 annual meeting.

Procedures for Review and Approval of Related Person Transactions. The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be recommended to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any required disclosure regarding such transaction. The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of the Company and its stockholders. For purposes of this policy, “related person transactions” and “related person” have the meaning set forth in Item 404(a) of Regulation S-K.

Director Compensation

The following table presents information regarding the total compensation of the Company’s non-employee directors during fiscal year ended August 31, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael R. Bernique	23,500	11,255	11,954	39,000	85,709

Dean C. Campbell	21,500	11,255	11,954	0	44,709

William L. Eversole	22,500	16,724	0	0	39,224

Francis J. Hughes, Jr.	24,000	11,255	11,954	0	47,209

(1)	Each non-employee director receives a quarterly retainer of $3,000, a per meeting fee of $1,000 per day for each board meeting attended in person, or if not in person, a per meeting fee of $500 for each board meeting attended by a member telephonically. The members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy. Audit Committee members receive cash compensation in an amount equal to $500 for each meeting attended in person or telephonically and the Chairman of the Audit Committee receives additional cash compensation in an amount equal to $500 for each meeting attended in person or telephonically with the Audit Committee and with the Company’s internal controls consultant.
(2)	Stock-based compensation amounts reported represent the dollar amount recognized by the Company for financial statement reporting purposes for the fiscal year ended August 31, 2007 computed in accordance with FAS 123(R). For a full description of the assumptions used by the Company in computing these amounts see Note 9 to the Company’s financial statements included in its annual report on Form 10-K for the fiscal year ended August 31, 2007.

At August 31, 2007, the non-employee directors held awards consisting of stock options and RSUs relating to an aggregate of 290,191 shares . Such share had a closing price on the NASDAQ on the date of award of $1,278,439, $416,870, $416,870, and $66,439 for Messrs. Bernique, Campbell, Hughes and Eversole, respectively.

Non-employee directors had received stock option grants under our Directors’ Plan. Our authority to grant stock options to directors under the Directors’ Plan expired in April 2004. Options granted to our non-employee directors subsequent to that date were made under our 1997 Plan and do not qualify as incentive stock options under the Code. Equity awards to our directors are now made in the form of RSUs, under our 2006 Plan. We made the switch to RSUs from stock options as our primary equity award vehicle to better match the perceived benefit to the director with the financial statement cost. Also, RSUs result in less dilution and generally lower expense. These grants are not formula-based, but are decided by the Board and disclosed in succeeding proxy statements. Prior to approval of our 2006 Plan by the stockholders in January 2007, RSUs were granted under our 1997 Plan. The number of equity awards, if any, awarded to the Directors was decided on a budgetary basis by the Directors. Consideration was given to total compensation relative to other companies, but there were no formal studies considered in the decision process.

During the last fiscal year, each of Messrs. Bernique, Campbell and Hughes received awards of 6,000 RSUs. In the prior year, the award grant was 5,000 RSUs. The increase to the current equity award level reflects an adjustment in the number of shares in relation to the stock price to arrive at a targeted level of compensation. These RSUs vest in four equal installments on the first four anniversaries of the date of grant vest..

At August 31, 2007, Messrs. Bernique, Campbell and Hughes held 135,500, 57,500 and 57,500 stock options, respectively, which on their dates of grant were valued pursuant to FAS 123(R) at $646,752, $171,837 and $171,837, respectively. The options were granted at the closing price of the Company’s stock on the NASDAQ on the date of grant.

(3)	Effective May 1, 2003, Mr. Bernique entered into an agreement with us to serve as Chairman of the Board. We have agreed to pay Mr. Bernique $750 a week for his services as Chairman of the Board and can terminate this agreement at any time upon 30 days’ prior written notice.

EXECUTIVE OFFICERS

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected To Present Office(s)	Business Experience (Preceding Five Years)
David M. Kirk	47	President and Chief Executive, Director	November 10, 1999	President and Chief Executive; prior thereto, VP of Marketing; prior thereto, Director of Marketing for Murata Electronics of North America, Inc., an electrical component manufacturer.

Harley E Barnes III	49	Chief Financial Officer	December 3, 2001	Chief Financial Officer; prior thereto, Mentor at STARTech Early Ventures a promoter of early stage technology companies; prior thereto, Consultant with TeleCentric, Inc., a web-based provider of capital development solutions for telecommunications; prior thereto, VP of Alcatel USA, Inc., a developer and provider of communications networks.

Joseph E. Andrulis	44	Sr. Vice-President, and Group Manager, Wireless Solutions	April 30, 2007	VP Marketing; prior thereto, Co-founder and President, Form Genus, LLC, a developer of groupware; prior thereto, President and Chief Executive of Teloptica, Inc, a developer of software for telecommunications networks; prior thereto, VP of Marketing, Teloptica, Inc Wave Systems, Inc.

Darrell L. Ash	63	Senior Vice-President & Chief Development Officer	July 10, 1995	Sr. VP & Chief Development Officer; prior thereto, Sr. VP Chief Technical Officer; prior thereto, Sr. VP Engineering; prior thereto, founder (with two others) of the Company.

David B. Crawford	54	Vice-President, Sales	May 3, 1999	VP of Sales; prior thereto, VP of Sales for Kingston Technology, a provider of memory and storage products; prior thereto, Director of Sales for Hitachi America, Inc., a provider of SAW components.

James P. Farley	58	Vice-President, Controller & Secretary	October 1, 1997	VP, Controller & Secretary; prior thereto, Controller.

Robert J. Kansy	60	Vice-President, Engineering	January 27, 1997	VP of Engineering; prior thereto, Manager Solid State Technology at Q-Dot, Inc., a designer of integrated circuits for government and commercial applications.

Jon S. Prokop	65	Vice-President, Operations	September 1, 2004	VP of Operations; prior thereto, VP of Manufacturing, prior thereto, Director of Manufacturing Engineering; prior thereto, Packaging Department Manager

Robert M. Gemmell	51	President, Cirronet	September 16, 2006	President, Cirronet, Inc.; prior thereto, Chairman and CEO Cirronet, Inc.

There is no family relationship between any of the above-named executive officers

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 31, 2007, (unless otherwise indicated) by: (a) each director; (b) each of the Named Executive Officers; (c) all of our executive officers and directors as a group; and (d) all those we know to be beneficial owners of more than 5% of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total (2)
Austin W. Marxe and David M. Greenhouse (3) 527 E. Madison Avenue, Suite 2600 New York, NY 10022	1,016,417	10.8%
David M. Kirk (4)	247,749	2.6%
Robert M. Gemmell (5)	240,013	2.6%
Dean C. Campbell (6)	201,694	2.1%
Michael R. Bernique (7)	143,041	1.5%
Francis J. Hughes, Jr. (8)	112,971	1.2%
David B. Crawford (9)	95,469	1.0%
Harley E Barnes III (10)	94,749	1.0%
Joseph E. Andrulis (11)	34,785	*
William L. Eversole	3,275	*
All executive officers and directors as a group (12 persons) (12)	1,638,068	17.5%

*	Less than 1%.
1.	This table is based upon information supplied by officers and directors, Section 16 reports and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
2.	Applicable percentages are based upon 9,382,519 shares outstanding on October 31, 2007, adjusted as required by rules promulgated by the SEC.
3.	As reported in a Schedule 13G, dated December 31, 2006, Austin W. Marxe and David M. Greenhouse share voting and investment control over all securities owned by Special Situations Technology Fund, L.P. (Tech) and Special Situations Technology Fund II, L.P. (Tech II). This amount includes 135,150 shares of common stock owned by Tech and 881,267 shares of common stock owned by Tech II. The interest of Marxe and Greenhouse in the shares of common stock owned by Tech and Tech II is limited to the extent of their respective ownership interest.
4.	David M. Kirk’s holdings include 208,500 shares issuable upon exercise of options within 60 days after October 31, 2007.
5.	Robert M. Gemmell’s holdings include 198,565 shares issuable upon exercise of options within 60 days after October 31, 2007.

6.	Dean C. Campbell’s holdings include (a) 40,000 shares held by the Delaware Charter Guarantee & Trust Company FBO Dean C. Campbell—IRA, (b) 6,500 shares held in the LBC 1992 Irrevocable Trust, (c) 6,500 shares held in the JHC 1992 Irrevocable Trust, and (d) 90,403 shares directly held. Also includes 57,291 shares issuable upon exercise of options within 60 days after October 31, 2007.
7.	Michael R. Bernique’s holdings include 122,791 shares issuable upon exercise of options within 60 days after October 31, 2007.
8.	Francis J. Hughes, Jr.’s holdings include 57,291 shares issuable upon exercise of options within 60 days after October 31, 2007 .
9.	David B. Crawford’s holdings include 94,100 shares issuable upon exercise of options within 60 days after October 31, 2007 .
10.	Harley E Barnes III’s holdings include 84,000 shares issuable upon exercise of options within 60 days after October 31, 2007 .
11.	Joseph E. Andrulis’ holdings include 32,400 shares issuable upon exercise of options within 60 days after October 31, 2007.
12.	Executive officer and director group holdings include an aggregate of 1,198,522 shares issuable upon exercise of options held by executive officers and directors within 60 days after October 31, 2007 .

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during the fiscal year ended August 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with and no reports or transactions were filed late except that one report was filed late by Robert M. Gemmell, and one filing for the following directors and executives that pertained to the vesting of RSUs in January 2007 was filed late: Messrs. Ash, Andrulis, Barnes, Bernique, Campbell, Crawford, Eversole, Farley, Hughes, Kansy, Kirk, and Prokop.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management's conduct of the Company’s financial reporting process, including the process of preparing the financial reports and other financial information that the Company provides to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls, the annual independent audit of our financial statements and the Company’s legal compliance and ethics programs as established by management and the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2007 with management. Furthermore, the Audit Committee has discussed with McGladrey, the Company’s independent auditors for the fiscal year ended August 31, 2007, the matters required to be discussed by SAS 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding required communication by external auditors with audit committees. The Audit Committee has received the written disclosures and letter from McGladrey required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with McGladrey such auditing firm's independence. The Audit Committee considered whether or not the provision of non-audit services by McGladrey is compatible with maintaining the independence of the firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, the Company’s most recently completed fiscal year, which report has been filed with the Securities and Exchange Commission.

From the members of the Audit Committee:

Francis J. Hughes, Jr. (Chairman)

Michael R. Bernique

Dean C. Campbell

William L. Eversole

OTHER MATTERS

Other Business

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on the matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ James P. Farley
James P. Farley
Secretary

December 17, 2007

The Company’s website is www.rfm.com. The Company makes available, free of charge, through its website, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934 as soon as reasonably practicable after the Company files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Company’s Code of Ethics and the charters of the Audit and Compensation Committees are also available on the Company’s website. All of these documents are available without charge upon written request to: Corporate Secretary, RF Monolithics, Inc., 4441 Sigma Road, Dallas, Texas 75244.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 16, 2008.

Vote by Internet

•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — Management recommends a vote FOR each of the nominees for director and FOR Proposal 2.

1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - David M. Kirk*	[ ]	[ ]	02 - Michael R. Bernique*	[ ]	[ ]	03 - Dean C. Campbell*	[ ]	[ ]

	For	Withhold		For	Withhold
04 - Francis J. Hughes, Jr.*	[ ]	[ ]	05 - William L. Eversole*	[ ]	[ ]

* Each to serve until the next annual meeting or until their successors are elected and have qualified, or until a directors earlier death, resignation or removal.

	For	Against	Abstain
2. To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008.	[ ]	[ ]	[ ]

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 -Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – RF Monolithics, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 16, 2008

The undersigned hereby appoints DAVID M. KIRK and JAMES P. FARLEY, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of RF Monolithics, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of RF Monolithics, Inc. to be held at the Addison Conference & Theatre Centre, 15650 Addison Road, Addison, Texas 75001-3285 on Wednesday, January 16, 2008, at 8:30 a.m., local time, and at any and all continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the instructions on the reverse side.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT and according to the discretionary authority of the proxy holder as to any and all other matters that may properly come before the meeting. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR AND A VOTE FOR PROPOSAL 2.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.